EXHIBIT (n)(1)(ii)

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3
CLASS I SHARES

ATTACHMENT A

PORTFOLIOS
International Equity Portfolio
Mid Cap Growth Portfolio
Mid Cap Intrinsic Value Portfolio
Short Duration Bond Portfolio
Sustainable Equity Portfolio
U.S. Equity Index PutWrite Strategy Portfolio

DATED: May 1, 2019